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                                                                    Exhibit 99.2
                                                                    ------------


FOR IMMEDIATE RELEASE



                       FOAMEX INTERNATIONAL INFORMED THAT
               TRACE INTERNATIONAL HOLDINGS, INC. UNABLE TO OBTAIN
                   FINANCING FOR $18.75 PER SHARE TRANSACTION

                           _________________________



                   COMPANY RECEIVES REVISED BUYOUT PROPOSAL OF
                                $12.00 PER SHARE

                            _________________________



LINWOOD, PENNSYLVANIA, October 16, 1998 - Foamex International Inc. (NASDAQ:
FMXI) announced today that Trace International Holdings, Inc. had notified the Foamex Board of Directors that due to a deterioration in conditions in worldwide capital markets that Trace has been informed that it will be unable to obtain the debt financing originally contemplated for the proposed acquisition of all of the outstanding shares of common stock of Foamex International Inc., not currently owned by Trace or its subsidiaries, for a purchase price of $18.75 per share.

         In addition, Trace International Holdings, Inc. informed the Board of Directors of Foamex International that it has attempted to obtain but has not been successful in securing substitute financing for a transaction at $18.75 per share.

         Trace has submitted a revised proposal to the Board of Directors of Foamex International to acquire all of the outstanding shares of common stock of Foamex International, not currently owned by Trace or its subsidiaries, at a cash price of $12.00 per share. The revised proposal represents a premium of 14.3% over the closing stock price of $10.50, on October 15, 1998. Trace has also indicated that it will arrange for the $800 million necessary for the financing of the new proposal through The Bank of Nova Scotia. Trace has indicated that it is willing to have its proposal subject to the approval of the majority of the other shareholders of Foamex.

         The Board of Directors of Foamex International Inc. has scheduled a meeting for Monday, October 19, 1998 to consider the revised proposal.

         The proposed acquisition of the common stock is subject to a number of conditions, including (1) the approval of the Board of Directors of Foamex International, (2) the approval of the majority of the stockholders of Foamex International other than Trace and its subsidiaries, (3) the receipt




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of necessary financing, (4) the termination of the existing merger agreement,
(5) the execution of a new definitive agreement by November 5, 1998, at which date Trace has indicated that the financing arrangement will expire if no agreement is executed and (6) other customary conditions.

         Trace and its subsidiaries beneficially own approximately 11,525,000 shares of Foamex common stock, or approximately 46% of the outstanding common stock. The Company has 25,014,823 shares of common stock outstanding.

         Foamex manufactures and markets flexible polyurethane and advanced polymer products in North America. Foamex operates under four business units:
Foam Products, Carpet Cushion Products, Automotive Products, and Technical Products.

         For more information about Foamex International, visit its web site at http://foamex.com.

         Editors note: Foamex's company logo and executive photos can be retrieved in digital form by media without any charge from Wieck Photo DataBase
(972) 392-0888.

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